News Release

FOR IMMEDIATE RELEASE

Daegis Receives NASDAQ Staff Determination Letter
Company to Request Hearing before the Listing Qualifications Panel to
Seek a Further Extension

IRVING, Texas – April 17, 2015 – Daegis Inc. (NASDAQ: DAEG), a global information governance, migration solutions and development tools company, today announced that on April 15, 2015 it was notified by the Listing Qualifications Staff of The NASDAQ Stock Market LLC that, based on the Company’s continued non-compliance with the $1.00 minimum closing bid price requirement for continued listing, as set forth in NASDAQ Listing Rule 5550(a)(2), the Company’s securities are subject to delisting from NASDAQ unless the Company timely requests a hearing before the Listing Qualifications Panel (the “Panel”). The Company intends to timely request a hearing before the Panel, at which hearing the Company will present its plan to evidence and sustain compliance with all applicable requirements for continued listing on NASDAQ. The Company’s common stock will continue to trade on The NASDAQ Capital Market under the symbol “DAEG” pending completion of the hearing process and the expiration of any extension period granted by the Panel.

About Daegis Inc.
Daegis Inc. (NASDAQ: DAEG) is a global enterprise software company with comprehensive offerings for information governance, application migration, data management and application development. Our products include leading-edge enterprise archive and eDiscovery technology, mobile application development technology, application migration and data management software. Approximately 20% of Fortune 100 companies use our solutions. We are headquartered in Irving, Texas and serve our worldwide customer base through our offices in California, New Jersey, Australia, Canada, France, Germany and the UK.

Contact:
Daegis
Susan K. Conner
(214) 584-6427
sconner@daegis.com

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